Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Except to the extent AWBC (defined below) is required to disclose the terms of this Release of Claims under federal securities or banking law, this is a CONFIDENTIAL agreement between you, Robert M. Daugherty, and us, AmericanWest Bancorporation and AmericanWest Bank.

This Separation Agreement and Release of Claims (“Release of Claims”) is dated for reference purposes July 26, 2008, which is the date we delivered this Release of Claims to you for your consideration. For purposes of this Release of Claims, AmericanWest Bancorporation together with each of its subsidiaries or affiliates is referred to as “AWBC.”

1. Termination of Employment Agreement Term. Your employment terminated on July 24, 2008 (the “Expiration Date”).

2. Payments. In exchange for your agreeing to the release of claims and other terms in this Release of Claims, we will pay you (A) $75,000.00 on August 15, 2008, together with (B) (i) the Severance Benefit specified in Section 12(c)(1)(i) of the Employment Agreement between you and AWBC dated as of September 20, 2004, as amended by that certain Amendment No. 1 to Employment Agreement dated December 31, 2006 (as amended, the “Employment Agreement”) and (ii) reimbursement of expenses specified in Section 12(c)(1)(iii) and Section 7(e) of the Employment Agreement on the dates provided in Section 12(c)(2) of the Employment Agreement. Such provisions of the Employment Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the provisions of Sections 13, 14 and 15 of the Employment Agreement, which are incorporated herein by reference and otherwise comply with the material terms of the Employment Agreement and of this Release of Claims. All payments are subject to all applicable tax withholding by AWBC.

3. COBRA Continuation Coverage. Your normal employee participation in AWBC’s group health coverage terminates on July 31, 2008. Continuation of group health coverage thereafter will be made available to you and your dependents (to the extent you previously elected dependent coverage) pursuant to federal law (COBRA) with the first three months paid by AWBC pursuant to Section 12(d) of the Employment Agreement. Continuation of group health coverage after October 31, 2008 is entirely at your expense, as provided under COBRA.

4. Termination of Benefits. Except as provided in Section 3 above, your participation in all employee benefit plans and programs ended on the Expiration Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5. Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us, except the Severance Benefit, which is payable following the Expiration Date.

6. No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation are terminated, except the Severance Benefit, which is payable following the Expiration Date. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation except the Severance Benefit. We owe no further compensation or benefits of any kind, except as described in Section 2 above.

7. Release of Claims.

(a) You hereby release (i) AWBC and its subsidiaries, affiliates, and benefit plans, (ii) each of AWBC’s past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Release of Claims.

(b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c) You specifically waive any rights or claims that you may have under the Spokane Municipal Code, the Washington civil rights laws, the Washington wage and hour laws, the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state (including without limitation Utah) and local laws.

(d) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Release of Claims, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Release of Claims. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Release of Claims. Should you apply for future employment with AWBC, AWBC has no obligation to consider you for future employment.

(e) You represent and warrant that you have all necessary authority to enter into this Release of Claims (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(f) This Release of Claims does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Release of Claims also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(g) AWBC hereby releases you, your heirs, successors and assigns from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Release of Claims; provided, however, that such released claims shall not include any claims (i) to enforce AWBC’s rights under, or with respect to this Release of Claims or (ii) in connection with any fraud, willful misconduct, gross negligence or criminal act on your part.

(h) Each party hereto understands that it is releasing potentially unknown claims, and that it has limited knowledge with respect to some of the claims being released. Each party acknowledges that there is a risk that, after signing this Release of Claims, it may learn information that might have affected its decision to enter into this Release of Claims. Each party assumes this risk and all other risks of any mistake in entering into this Release of Claims. Each party agrees that this release is fairly and knowingly made.

(i) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Release of Claims.

8. No Admission of Liability. Neither this Release of Claims nor the payments made under this Release of Claims are an admission of liability or wrongdoing by AWBC.

9. AWBC Materials. You represent and warrant that you have, or no later than the Release of Claims will have, returned all keys, credit cards, documents and other materials (whether in paper or electronic form) that belong to us.

10. Nondisclosure Agreement. You will comply with the covenant regarding confidential information in Section 13 of the Employment Agreement, which covenant is incorporated herein by reference.

11. Mutual Agreement; No Disparagement. You may not disparage AWBC or AWBC’s business or products, and may not encourage any third parties to sue AWBC. AWBC may not disparage you and may not encourage third parties to sue you.

12. Cooperation Regarding Other Claims. If any claim is asserted by or against AWBC as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

13. Noncompetition; Nonsolicitation. You will comply with Section 14 of the Employment Agreement, incorporated herein by reference, and AWBC will have the right to enforce those provisions under the terms of Section 14 of the Employment Agreement, incorporated herein by reference.

14. Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Release of Claims. You acknowledge that you have had an adequate opportunity to do so.

15. Consideration Period. You have 21 days from the date this Release of Claims is given to you to consider this Release of Claims before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this Release of Claims within this 21-day period, you will not be eligible to receive the benefits described in this Release of Claims.

16. Revocation Period and Effective Date. You have 7 calendar days after signing this Release of Claims to revoke it. To revoke this Release of Claims after signing it, you must deliver a written notice of revocation to AWBC’s Chief Executive Officer before the 7-day period expires. This Release of Claims shall not become effective until the 8th calendar day after you sign it. If you revoke this Release of Claims it will not become effective or enforceable and you will not be entitled to the benefits described in this Release of Claims.

17. Governing Law. This Release of Claims is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington.

18. Dispute Resolution.

(a) Except where such matters are deemed governed by ERISA or are the subject to Section 7 above, the parties agree to submit any dispute arising under this Release of Claims to final, binding, private arbitration in Spokane, Washington. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Release of Claims, but disputes about its negotiation, drafting, or execution. The arbitration will be conduced by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses, and attorney fees and expenses in accordance with subsection (b) of this Section. The arbitrator’s award may be reduced to final judgment in Spokane County Superior Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Spokane County Superior Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

(b) The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

(c) Notwithstanding any other provision of this Release of Claims, an aggrieved party may seek a temporary restraining order or preliminary injunction in Spokane County Superior Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

19. Saving Provision. If any part of this Release of Claims is held to be unenforceable, it shall not affect any other part. If any part of this Release of Claims is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

20. Final and Complete Agreement. Except for the Employment Agreement to the extent it is expressly incorporated herein by reference, this Release of Claims is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Release of Claims in reliance on anything not set out herein. To the extent you are party to a stock option agreement or restricted stock grant agreement, the terms of those agreements that explicitly extend beyond termination of employment survive and remain in effect as stated therein.

AmericanWest Bancorporation

By:	/s/ Craig Eerkes
Craig Eerkes, Chairman

AmericanWest Bank

By:	/s/ Craig Eerkes
Craig Eerkes, Chairman

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Release of Claims and confirm that I have read and understood each part of it.

/s/ Robert M. Daugherty
Robert M. Daugherty

August 1, 2008

Date